Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2015 (June 5, 2015 as to the changes made to reflect the discontinued operations as discussed in Note 5), relating to the consolidated financial statements and financial statement schedule of On Assignment, Inc., appearing in the Current Report on Form 8-K of On Assignment, Inc. filed on June 5, 2015 and our report dated March 2, 2015, relating to the effectiveness of On Assignment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Los Angeles, California
June 5, 2015